Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS Employment Agreement ("Agreement") is hereby entered into and made effective this 20th day of September, 2001, by and between Diatect International Corporation, a California corporation, with its principal place of business located in Heber City, Utah (the "Company"), and Jay W. Downs of Midway, Utah, ("Downs").

RECITALS

1.

The Company is engaged in the business of developing, manufacturing and marketing environmentally benign, diatomaceous earth ("DE") based insecticide products, and desires to acquire qualified, experienced leadership in this endeavor.

2.

Downs has had considerable experience as a corporate executive officer including executive responsibilities in major companies and has accumulated considerable executive and corporate expertise. Further, Downs has developed unique expertise regarding the component parts of products manufactured by the Company and has gained valuable knowledge while serving as the Senior Executive President of the Company in charge of marketing and sales.

3.

In view of his effective service to the Company as Senior Vice President of Sales and Marketing and as a director, the Company has determined that it desires to employ Downs as its President and Chief Executive Officer for the period set forth below.

4.

In consideration for the terms of this Agreement, Downs desires to be employed by the Company as its President and Chief Executive Officer.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants, promises, terms and conditions hereinafter set forth, the parties hereto agree as follows:

I. EMPLOYMENT. The Company hereby employs, engages and hires Downs as its President and Chief Executive Officer on the terms and conditions hereinafter set forth, and Downs hereby accepts such employment and agrees to perform such services and duties and to carry out such responsibilities as hereinafter set forth.

II. TERMS OF EMPLOYMENT. The term of employment under this Agreement shall be for a period of three (3) years(s) and one hundred three (103) days commencing as of September 20, 2001 and terminating on December 31, 2004, subject, however, to prior termination as hereinafter provided. Unless otherwise agreed in writing, subject to mutual agreement of the parties, continued employment of Downs by the Company after December 31, 2004, shall be for a term and on the conditions to be agreed to by the parities prior to the expiration of the Agreement.

III. SERVICES, DUTIES AND RESPONSABILITIES

1.

Downs will faithfully and to the best of his ability serve the company in his capacity as its President and Chief Executive Officer, subject to the policy direction of the President of the Board of Directors of the Company. Downs shall perform such services and duties as are customarily performed by one holding the position of President and Chief Executive Officer of a public corporation.

2.

As President and Chief Executive Officer, Downs shall be responsible for the overall management of the Company's business. Downs will devote his full time, energy and skill during regular business hours to his employment with the Company. Such duties shall be rendered at Heber City, Utah, and at such other place or places as the Company shall in good faith require or as interests, needs, business or opportunity of the Company shall require. While occupying the office of President and Chief Executive Officer, and as a member of the Board of Directors, Downs shall be willing to occupy the officer of Chairman of the Board of Directors and shall be willing to serve as Chairman of the Executive Committee of the Board of Directors.  Downs shall be responsible on a continuing basis for the development, implementation and maintenance of a business plan for the corporation and all activities defined therein. He shall be responsible for coordination of efforts of the corporate and subsidiary officers and management teams and their respective staffs and for the maximization of corporate performance and overall profitability of the corporation and its respective subsidiaries; conditioned, however, upon the Company's providing sufficient funds for Downs to so manage and regulate the Company.

3.

Downs shall be responsible for reporting in writing to the Board of Directors on a regular basis.

4.

As Chief Executive Officer, Downs shall be responsible for the development, coordination and execution of all aspects of the operation as directed by the Board of Directors. Subject to the Company's continuing ability to pay Downs' salary on a regular basis as hereinafter provided, Downs will devote his full time, energy and skill during regular business hours to providing the services and carrying out the duties and responsibilities of his employment with the Company. Such duties shall be rendered at the principal place of business of the Company and at such other places as the Company shall in good faith require or as interests, needs, business or opportunity of the Company shall require.

5.

Downs shall not directly or indirectly represent or be engaged by or be an employee of any other person, firm or corporation or be engaged for his services as an officer, general manager or consultant in any other business or enterprise while he is in the employ of the Company, unless specifically authorized to do so. It is understood, however, that the foregoing in no way prevents Downs from owning stock or having an economic interest in other businesses or enterprises. Furthermore, Downs may serve on the board of directors of other companies so long as such service does not conflict with his interest in and duties of the Company. Also, he may hold the position of corporate officer in any family or personal investment business so long as it does not conflict with his interest in and duties to the Company.

IV.

COMPENSATION

1.

Base Salary. The Company shall pay Downs a base salary at the rate of One Hundred Twenty Thousand Dollars ($120,000) per year, payable twice a month on the first and fifteenth days of each month while this Agreement shall be in force. Said salary payments will be subjected to withholding taxes, e.g., Federal Income Tax, FICA, and State and/or Local Withholding Taxes. Whereas such salary shall not be decreased during the term of this Agreement without the consent of Downs, it shall be subject to increase by the Board of Directors which shall review the salary periodically, and at least annually.

2.

Salary Subject to "Take or Pay". The foregoing salary of Downs shall be subject to "take or pay" provisions, whereby the Company hereby commits to pay said salary (including any increases from date) for the entire term of this Agreement, regardless of whether his employment is terminated hereunder at any earlier date, unless such termination is for cause based on malfeasance, as defined in Section XI(2) herein below.

3.

Incentive Bonus. The Company hereby grants and issues to Downs an incentive bonus of seven hundred fifty thousand (750,000) shares of restricted, lettered stock of the Company.

4.

Performance Bonus. Commencing at the date hereof, Downs shall be granted a bonus equal to one percent (1.00%) of the gross sales receipts determined quarterly based on the filing of the 10Q report with the SEC. Said payment shall occur within thirty (30) days following the filling of the 10Q report.

5.

Incentive Stock Option (ISO). At the next Company annual meeting, the Company shall seek stockholder approval and shall register with the SEC, an Incentive Stock Option Plan meeting the requirements established by Section 422 of the Internal Revenue Code, whereby options granted are not taxed until the stock is sold and they are not deductible as compensation expense by the corporation. The term of said ISOs shall not exceed ten (10) years and the option price shall be equal to or greater than one hundred percent (l00%) of the fair market value at the grant date. Within thirty (30)days after the Incentive Option Plan is in effect, the Company shall grant to Downs ISOs for the purchase of fifty thousand (50,000) free trading shares of the common stock of the Company and ISOs for the same amount of stock shall be granted to Downs on each anniversary date of the first grant during the term of this Agreement, providing he is at the time employed by the Company, subject to the provisions of Section XI 4 (b) herein. The aforesaid number of shares in said ISO grant shall be in post-reverse split shares.

6.

Deferred Compensation Plan. As soon as it is economically feasible and appropriate as determined by the Board of Directors of the Company, the Company will establish a Deferred Compensation Plan for its senior executives, including Downs.

7.

Benefits. As soon as it is financially able as determined by the Board of Directors, the Company shall provide the following benefits to Downs:

(a) Participation in a group medical plan;

(b) Comprehensive dental care plan;

(c) Life insurance at the rate of at least four times Downs' annual salary, with the beneficiary of said insurance to be named by Downs;

(d) Disability insurance;

(e) A reasonable car allowance applicable when his personal vehicle is utilized on behalf of Company business.

V. BUSINESS FACILITIES AND EQUIPMENT The Company shall provide Downs, or shall pay for, suitable work facilities and adequate business accommodations, office equipment and devices as may be reasonably necessary for Downs to perform his services and carry out his responsibilities aJ ld duties to the Company.

VI. DIRECTORS AND OFFICERS INSURANCE. As soon as it is financially able, as determined by the Board of Directors, the Company shall purchase and maintain Directors' and Officers' liability insurance, including coverage for Downs, in an amount of not less than five million dollars ($5,000,000).

VII. INDEMNIFICATION. The Company shall indemnify Downs, his heirs, executors, administrators and assigns, against, and he shall be entitled without further act on his part, to be indemnified by the Company for, all expenses, including, but not limited to, amounts of judgments, reasonable settlement of suits, attorney fees and related costs of litigation, reasonably incurred by him in connection with or arising out of any action, suit or cause of action against the Company and/or against Downs as a result of his having been, an officer and. or director of the Company, or, at its request, of any other corporation which the Company owns or of which the Company is a stockholder or creditor, whether or not he continues to be such officer or director at the time of incurring said expenses. Said indemnity shall apply, but not be limited to, expenses incurred in respect to:

1.

any matter in which he shall be finally adjudged in any such action, suit or proceeding to be liable for gross negligence or intentional misconduct in the performance of his duty as such officer and/or director, or;

2.

any matter in which a settlement is effected to an amount in excess of the amount of reasonable expenses incurred by or on behalf of Downs in such action, suit or proceeding to the point of final settlement and resolution.

Further, nothing in this section regarding indemnification shall be construed to require or authorize the Company to indemnify Downs against any liability to which he would, but for settlement or comprise of such action, suit or proceeding, be otherwise subject by reason of his gross negligence or intentional misconduct in the performance of his duties as an officer and/or director of the company. The foregoing right of indemnification shall not be exclusive of other rights to which Downs may be entitled.

VIII. BUSINESS EXPENSE REIMBURSEMENT. The Company shall reimburse Downs for all reasonable business expenses incurred by him in the performance of his services, duties and responsibilities, including but not limited to, transportation, travel expenses, board and room, entertainment, and other business expenses incurred within the scope of presentation to the Company by Downs of an itemized accounting of said expenses substantiated by account books, receipts, bills and other documentation where applicable. If reimbursement, advances or allowances are based on permitted mileage or per diem rates, then Downs shall submit specification of relevant mileage, destination, dates and other supporting information required doe tax purposes.

IX. VACATION. During the term of this Agreement, Downs shall have the right to six (6) weeks of paid vacation during each year. Vacation time may be taken all at once or in segments as desired by Downs, subject to reasonable notice t_ the Company for the purpose of coordinating work schedules. Such vacation is not cumulative from year to year.

X . RELOCATION OF DOMICILE. At the request of the Company for sound business reasons and upon reasonable notice, the Company may require Downs to relocate his residential domicile. The Company shall pay all relocation expenses, including the following items: a preliminary trip by Downs and his spouse to the relocation destination for the purpose of locating a new home, moving costs, closing costs arising from the real estate transactions, installation costs of utilities, accessories and equipment, new drapes and curtains and other one time expenses uniquely related to relocation of a residence.

XI.  TERMINATION OF EMPLOYMENT.

1.

Termination for Cause, Generally. Under this Agreement, The Company shall have the right to terminate the employment of Downs for cause, which shall consist of two classes: cause involving malfeasance on the part of Downs, and causes not involving malfeasance (no-fault). Upon termination, all Company property and credit cards in the possession and control of Downs must be returned to the Company.

2.

Malfeasance Termination for Cause. In the event the employment of Downs is terminated on the grounds of malfeasance, then, in that event, all compensation, including salary, stock options, bonuses, deferred compensation and benefits cease immediately. Termination for cause on grounds of malfeasance included, but is not limited to, the following conduct:

(1)

Breach of any restrictive covenant contained herein Against competition or disclosure of trade secrets;

(2)

Continued failure and refusal to carry out the duties and Responsibilities of office under this Agreement within a Reasonable time following written notice from the Board of Directors requiring the subject performance;

(3)

Failure to cure a material breach of this Agreement Within ten (10) days after receiving written from the Board of Directors;

(4)

Failure to cease conduct unbecoming the President and CEO of the Company after the receipt of written Notice from the Board of Directors to cease such conduct;

(5)

Commission of a felony.

3.

No-Fault Termination for Cause. At no fault of Downs, termination of employment hereunder for cause can occur as the result of death, disability, sale of the Company (asset or stock sale), merger or consolidation, "takeover" of control and operation of the business by an outside entity or group, or termination of the business for any reason whatsoever.

4.

Rights, Options, and Benefits Surviving No-Fault Termination for Cause. Termination of Downs' employment for cause based upon any of the no-fault reasons or events described in the foregoing subsection 3, shall not effect Downs' right to the following compensation under this Agreement:

(a) Base salary for the entire term of this Agreement.

(b) Right tee the next ISO grant due to Downs under Section IV 5 herein following termination of employment.

(c) Performance bonus for two quarters following termination.

(d) Deferred compensation vested at time of termination.

(e) Company benefits including, but not limited to, group medical insurance, comprehensive dental plan, life insurance, disability insurance, and car allowance shall be continued for a period of six (6) months following such termination of employment.

5.

Sale/Take-Over Termination Bonus. In the event the employment of Downs is terminated because of the sale of the business (either asset or stock sale), merger, consolidation, or by "takeover" by an outside entity or group, then, Downs shall be entitled to a termination bonus equal to three times the amount of bonus he received in the aggregate over the four quarters immediately preceding such termination of employment, but in no event shall said bonus be less than five hundred thousand dollars($500,OOO).

6.

Resignation or Withdrawal. In the event Downs' employment is terminated by his voluntary resignation or withdrawal, then, in that event, the following will apply unless otherwise agreed between the parties in writing:

(a)

If such resignation or withdrawal occurs during the first year of the term of this Agreement, then Downs will be entitled only to two weeks salary following notice of resignation or withdrawal. Company benefits set forth in Section X 1-4( e) shall be terminated at the end of the calendar month next following the date of notice of resignation or withdrawal. All rights to stock options, bonuses or deferred compensation not granted or vested shall be forfeited.

(b)

If such resignation or withdrawal occurs during the second year of the term of his Agreement, then Downs will be entitled only to two months salary following notice of resignation or withdrawal. Company benefits set forth in Section XI-4( e) shall be terminated at the end of the calendar month next following the date of notice of resignation or withdrawal. All rights to stock options, bonuses or deferred compensation not granted or vested shall be forfeited.

(c)

If such resignation or withdrawal occurs during the third year of the term of this agreement, then Downs will be entitled only to three months salary following notice of resignation or withdrawal and company benefits set forth in Section XI-4(e) shall be terminated at the end of the calendar month three months following the date of notice of resignation or withdrawal.  All rights to stock options, bonuses or deferred compensation not granted or vested shall be forfeited.

7.

Death or Disability.

In the event Downs' employment is terminated by death or upon medical certification of total disability ("disability"), then the following will apply in that respective event:

(a)

In the event of Downs' death, the Company shall:

- Pay to Downs' estate an amount equal to Downs' base salary for a three-month period next following his death;

- Grant to Downs' estate the next ISO due to Downs under Section IV-5 herein following the date of his death;

- The company shall pay to Downs' estate an amount equal to the bonus Downs would have received for the next two quarters following termination;

- The Company shall continue providing the medical and dental benefits set forth in Section IV - 3 to Downs' survivors (to the extent applicable) for a period of one year.

(b)

In the Event of Downs' disability, the Company shall:

- Pay to Downs an amount equal to Downs' base salary for a three-month period next following disability;

- Grant to Downs the next ISO due to Downs under Section IV -5 herein following disability;

- The company shall pay to Downs an amount equal to the bonus Downs would have received for the next two quarters following disability; - The Company shall continue providing the medical and dental benefits set forth in Section IV - 7 to Downs for a period of two years following disability.

XII.

RESTRICTIVE COVENANTS

1.

Confidential information. Downs covenants not to disclose the following specified confidential information to competitors or to others outside of the scope of reasonably prudent business disclosure, at any time during or after the termination of his employment by the Company.

a. Customers lists, contracts, and other sales and marketing information;

b. Financial information, cost data;

c. Formulas, trade secrets, processes and devices related to the product and its manufacture;

d. Supply sources, contracts;

e. Business opportunities for the product or new developing business for the Company;

f. Proprietary plans, models and other proprietary information of the Company.

2.

Affirmative Duty to Disclose. Downs shall promptly communicate and disclose to the Company all observations made, information received, and data maintained relating to the business of the Company obtained by him as a consequence of his employment by the Company. All written material, possession during his employment with the Company concerning business affairs of the Company or any of its affiliates, are the sole property of the Company and its affiliates, and Downs is obligated to make reasonably prompt disclosures of such information and documents to the Company, and, further, upon termination of this Agreement, or upon request of the Company, Downs shall promptly deliver the same to the Company or its affiliates, and shall not retain any copies of same.

3.

Covenant Not to Compete. For a period of three (3) years following the termination of his employment with the Company, Downs shall not work, directly or indirectly, for a competitor of the Company, nor shall he himself establish a competitive business. This restrictive covenant shall apply worldwide but shall be limited to businesses that use diatomaceous earth and/or pyrethrum in any of its products which they manufacture, distribute, sell, market or otherwise promote.

4.

Material Harm Upon Breach. The parties acknowledge the unique and secret nature of the Company's formulas for the composition of its DE-based products and related proprietary information, and that material irreparable harm occurs to the Company if these restrictive covenants are breached. Further, the parties hereto acknowledge and agree that injunctive relief is not an exclusive remedy and that an election on the part of the Company to obtain an injunction does not preclude other remedies available to the Company.

5.

Arbitration. Any controversy, claims, or matter in dispute occurring between these parties and arising out of or relating to this Agreement shall be submitted by either or both of the parities to arbitration administered by the American Arbitration Association or its successor and said arbitration shall be final and absolute. The Commercial Arbitration Rules of the American Arbitration Association shall apply subject to the following modifications:

a.

The venue for said arbitration shall be Salt Lake City, Utah, and the laws of the State of Utah relating to arbitration shall apply to said arbitration.

b.

The decision of the arbitration panel may be entered as a judgement in any court of the general jurisdiction in any state of the United States or elsewhere.

XIII. NOTICE. Except as otherwise provided herein, all notices required by this Agreement as well as any other notice to any party hereto shall be given by certified mail (or equivalent), to the respective parties as required under this Agreement or otherwise, to the following addresses indicated below or to any change of address given by a party to the others pursuant to the written notice.

COMPANY:

Diatect International

875 S. Industrial Parkway

Heber City, UT 84032

DOWNS:

Jay W. Downs

910 River Road

Midway, UT 84049

XIV.

GENERAL PROVISIONS

1.

Entire Agreement. This Agreement constitutes and is the entire Agreement of the parities and supersedes all other prior understandings and/or Agreements between the parities regarding the matters herein contained, whether verbal or written.

2.

Amendments. This Agreement may be amended only in writing signed by both parties.

3.

Assignment. No party of this Agreement shall be entitled to assign his or its interest herein without the prior written approval of the other party.

4.

Execution of Other Documents. Each of the parties agree to execute any other documents reasonably required to fully perform the intentions of this Agreement.

5.

Binding Effect. This Agreement shall inure to and be binding upon the parties hereto, their agents, employees, heirs, personal representatives, successors and assigns.

6.

No Waiver of Future Breach. The failure of one party to insist upon strict performance or observation of this Agreement shall not be a waiver of any future breach or of any terms or conditions of this Agreement.

7.

Execution of Multiple Originals. Two (2) original counterparts of this Agreement shall be executed by these parties.

8.

Governing Law. This Agreement shall be governed and interpreted by the laws of the State of Utah.

9.

Severability. In the event any provision or section of this Agreement conflicts with the applicable law, such conflict shall not affect the provisions of the Agreement which can be given effect without the conflicting provisions.

WHEREFORE, this Agreement is hereby executed and made effective the day and year first above written.

COMPANY

DIATECT INTERNATIONAL CORPORATION

BY: ____________________________________

JAY W. DOWNS, Its President

ATTEST:

____________________________________

JOHN L. RUNFT, Secretary

DOWNS

________________________________________

JAY W. DOWNS